Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. TO ACQUIRE WEBSTER INDUSTRIES

Transaction Will Diversify and Strengthen AEP Product Portfolio and

Enhance AEP’s Position in the Plastics Industry

South Hackensack, NJ – September 27, 2011 – AEP Industries Inc. (Nasdaq: AEPI, the “Company”) today announced that it has reached a definitive agreement to acquire substantially all of the assets and specified liabilities of Webster Industries (“Webster”), a privately-held national manufacturer and distributor of retail and institutional private label food and trash bags, in a cash transaction valued at approximately $28.4 million, subject to a post-closing working capital adjustment. Webster has operations in Montgomery, Alabama and is an operating division of Chelsea Industries, Inc.

Founded in 1957, Webster sold 93 million pounds of product with recorded net sales of $145 million in 2010. Webster’s product lines include high value-added food contact products, which consist of food storage and freezer bags with a resealable zipper, bags with a slider close, fold top and twist tie food storage and sandwich bags, and conventional trash bag products.

“This is an exciting opportunity for AEP, as it allows us to enter into a new market with significant cross-selling potential,” said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. “The private-label market continues to thrive, and with a stronger, more diversified portfolio of products, we will be able to build on our success in the plastics industry and create additional long-term value for our shareholders. We expect to achieve significant cost savings, realized principally from improved resin purchasing and other synergies throughout the combined organization.”

Jack Shields, president of Webster Industries, said “With virtually no overlap in our markets, this combination will provide a stronger platform from which we can enhance our product and service offering to customers. Webster and AEP share a successful history, and this transaction will strengthen both organizations. We look forward to our future as a part of AEP.”

Commenting on the transaction, Ronald Casty, Chairman of Chelsea Industries, observed “This combination will make both companies stronger and better position them to prosper in the marketplace. I am pleased that our Webster employees will be working with such a fine organization.”

The transaction is expected to close in two to three weeks and is subject to specified closing conditions. The Company plans to finance the transaction through a combination of cash on hand and availability under its revolving credit facility.

About AEP Industries Inc.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

About Webster Industries

Webster Industries is a full-line supplier of private label and branded trash bags, containers and food bags, including reclosable zipper bags to retailers and distributors throughout the country. Headquartered in Peabody, MA, Webster has been manufacturing and marketing high quality products since 1957, with manufacturing operations in Montgomery, Alabama.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with the operations of Webster Industries, closing the acquisition of Webster Industries and realizing the anticipated synergies, resin and product pricing, volume, resin availability, the Company’s liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis, and other risks as described in the Company’s annual report on Form 10-K for the year ended October 31, 2010 and other subsequent reports, filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.